Exhibit 99.1

Excerpts from
3RD QUARTER INVESTOR CONFERENCE CALL
October 25, 2006
11:00 A.M. EASTERN TIME

Key Financial Performance Metrics

Although we can not report net income or funds from operations until our third quarter 10-Q is completed, the Company continues to perform as planned. The following key comparisons demonstrate our continued strong performance based on preliminary third quarter information which is subject to review.

Estimated revenue for the third quarter is $33.6 million versus $31.1 million during the second quarter of 2006, reflecting the impact of acquisitions completed during the 3rd quarter. Estimated third quarter G&A of $2.0 million is in-line with our previous quarters. Estimated interest expense for the 3rd quarter is $11.6 million versus $9.9 million during the 2nd quarter of 2006, and includes $400 thousand of non-cash interest during both quarters.

As a result of our 3rd quarter acquisitions, there is a strong possibility that we will achieve our $0.30 adjusted FFO target related to our performance based restricted stock grant. In accordance with FASB Statement No. 123R, “Share-Based Payment,” compensation cost for a performance-based stock award shall be accrued for if it is probable or likely to occur. Based on our current analysis there is a high probability of achieving the $0.30 target. Although we cannot predict if the $0.30 per share target will actually be met, at this time we do feel it is probable as defined under FASB Statement No. 5, “Accounting for Contingencies,” and as a result, it is highly likely that we will be required to record a cumulative “catch-up” adjustment of approximately $2.7 million to compensation expense during the 3rd quarter.

Turning to the balance sheet, our estimated total gross real estate assets are $1.3 billion at September 30, 2006 or approximately a $200 million increase versus June 30, 2006. At the end of the 3rd quarter of 2006, we had $645 million of debt on our balance sheet versus $488 million at June 30th, 2006. This growth in our assets and debt was also primarily a result of the acquisitions completed within the quarter and excludes $39 million of FIN-46 non-cash related debt.

For the three months ended September 30, 2006, we estimate our adjusted total debt/EBITDA to be slightly less than 5.0 x’s versus our 2nd quarter reported leverage of 4.3 x’s before giving effect to potential accounting adjustments. The 3rd quarter financial information is preliminary and subject to review and adjustment in connection with the restatement of prior periods.

At September 30, 2006, we had 59.5 million common shares outstanding.

Furthermore, as Taylor mentioned, we increased our common dividend by $ .01 to $0.25/share reflecting our strong cash flow for the quarter and continued execution of our operating plan.

At September 30, 2006, we had combined cash and credit facility availability of $40 million and as of today we have approximately $44 million of combined cash and availability. It’s important to note, we have the ability to increase our $200 million senior secured credit facility by an additional $100 million.